Filed Pursuant to Rule 433
Registration Statement No. 333-158199-10
June 9, 2011

XIV is the VelocityShares Daily Inverse VIX Short-Term ETN linked to the S&P 500 VIX Short-Term Futures™ Index.

The ETNs are intended to be trading tools for sophisticated investors and should be purchased only by knowledgeable investors who understand the potential consequences of investing in a volatility index and of seeking inverse investment results.

Credit Suisse has filed a registration statement (including a pricing supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering of securities. Before you invest, you should read the applicable pricing supplement, the prospectus supplement dated March 25, 2009, prospectus dated March 25, 2009 (File No. 333-158199-10), to understand fully the terms of the notes and other considerations that are important in making a decision about investing in the securities. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov, or alternatively, Credit Suisse or VLS Securities LLC or any agent or dealer participating in an offering will arrange to send you the applicable terms sheet or pricing supplement, prospectus supplement and prospectus if you so request by calling toll free 1 800-221-1037.

Tracking error measures the difference between the actual return on an investment and the return on an underlying benchmark. For the VelocityShares™ Daily Inverse VIX Short Term ETN, the daily ETN performance equals the inverse of the daily index performance, subject to fees and interest accruals, so the investment performance is directly and formulaically linked to the underlying benchmark index. Please see the prospectus for a detailed description of the ETN performance calculation.

“Standard & Poor's®”, “S&P®”, “S&P 500®”, “Standard & Poor's 500™”, “S&P 500 VIX Short-Term Futures™” and “S&P 500 VIX Mid-Term Futures™” are trademarks of Standard & Poor's Financial Services LLC (“S&P”) and have been licensed for use by VelocityShares LLC. “VIX” is a trademark of the Chicago Board Options Exchange, Incorporated (“CBOE”) and has been licensed for use by S&P. The ETNs are not sponsored, endorsed, sold or promoted by S&P or CBOE and S&P and CBOE make no representation regarding the advisability of investing in the ETNs.